EXHIBIT 1.1
STERLITE GOLD LTD. ANNOUNCES RECOMMENDATION OF A PLANNED CASH OFFER BY VEDANTA RESOURCES PLC

Toronto, Ontario June 13, 2006 - Sterlite Gold Ltd. (TSX:SGD) announced today that its Board of Directors has unanimously recommended that Sterlite Gold common shareholders tender to a proposed offer by Vedanta Resources plc (Vedanta) to acquire, directly or indirectly, all of the outstanding common shares of Sterlite Gold at a price of Cdn$0.258 per common share in cash.

Vedanta announced today its intention to make a full cash offer for Sterlite Gold for total consideration of approximately Cdn$68.45 million. The offer price represents a premium of 223% to the closing market price of Sterlite Gold common shares on the TSX on June 12, 2006, the last trading day prior to Vedanta’s announcement and is at the mid-point of the fair market value range indicated under the independent formal valuation described below.

As part of this transaction, Vedanta announced that it has agreed to acquire from Volcan Investments Limited, the holder of 53.76% of the ordinary shares of Vedanta, the entire issued share capital of Twin Star International Limited, the holder of 55% of the outstanding Sterlite Gold common shares, for Cdn$37.68 million in cash, representing an imputed price of Cdn$0.258 per underlying Sterlite Gold common share.

The Board of Directors of Sterlite Gold appointed a Special Committee to receive, consider and make a recommendation regarding any proposal that might be made by Vedanta. The Special Committee engaged independent legal advisors and retained PricewaterhouseCoopers LLP (PwC) to prepare a formal valuation of the Sterlite Gold common shares in accordance with applicable Canadian securities laws, including OSC Rule 61-501. In the formal valuation PwC concluded, based upon the assumptions and qualifications set forth in the formal valuation, that the fair market value of Sterlite Gold is in the range of Cdn$0.240 to Cdn$0.275 per common share.

The Board of Directors of Sterlite Gold, on the recommendation of the Special Committee, has unanimously approved the proposed offer, determined that the proposed offer is fair to shareholders of Sterlite Gold (other than Vedanta and its affiliates), is in the best interests of Sterlite Gold and its shareholders and recommended that shareholders of Sterlite Gold tender their common shares to the offer.

The offer to Sterlite Gold shareholders will be subject to customary conditions, including all regulatory approvals having been obtained and acceptance by (i) at least 66⅔% of the total number of issued and outstanding Sterlite Gold common shares, and (ii) not less than a majority of the total number of issued and outstanding Sterlite Gold common shares, excluding any common shares that may not be included as part of the minority approval of a second step transaction. Additional information will be contained in the take-over bid circular to be mailed to Sterlite Gold shareholders, which will include a copy of the PwC formal valuation.

Investors and security holders are strongly advised to read the take-over bid circular, directors’ circular, and other documents relating to the proposed offer when they become available, as they will contain important information. The take-over bid circular, directors’ circular and related documentation will be filed with the securities regulatory authorities in each province and territory of Canada. Investors and security holders may access these documents (when available), and other documents filed by Sterlite Gold with the Canadian securities regulatory authorities, at http://www.sedar.com.

Cautionary Note on Forward-Looking Statements

Some of the statements contained in this release are forward-looking statements, such as estimates and statements that describe the Company’s future plans, expectations, objectives or goals, including words to the effect that the Company or management expects a stated condition or result to occur. Forward-looking statements may be identified by such terms as “believes”, “anticipates”, “intends”, “expects”, “estimates”, “may”, “could”, “would”, “should”, “will”, “plan” or “potential”. This information is based upon certain material factors and assumptions that were applied in drawing a conclusion or making a forecast or projection as reflected in the forward-looking information, including that the proposed offer to purchase the Company’s common shares by Vedanta will be made within the anticipated time frame. Since forward-looking statements are based on assumptions and address future events and conditions, by their very nature they involve inherent risks and uncertainties. Actual results relating to, among other things, the Company’s financial condition and prospects, could differ materially from those currently anticipated in such statements by reason of factors such as legislative and other judicial, regulatory, political and other developments, technological and operational difficulties and other matters detailed in other of the Company’s filings with Canadian securities regulatory authorities. This list is not exhaustive of the factors that may affect any of the Company’s forward-looking statements contained in this release. These and other factors should be considered carefully and readers should not place undue reliance on the Company’s forward-looking statements. Further information regarding these and other factors which may cause results to differ materially from those projected in forward-looking statements are included in the filings made by the Company with Canadian securities regulatory authorities, available at www.sedar.com. The Company does not undertake to update any forward-looking statement that may be made from time to time by the Company or on its behalf, except in accordance with applicable securities laws.

For further information please contact:

Mr. B.S. Vadivelu
Chief Financial Officer, Sterlite Gold
E-mail: vadivelu@agrc.am
Tel: +0037410-542270/542263